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                                                                      EXHIBIT 3

                  [LETTERHEAD OF A.P. GREEN INDUSTRIES, INC.]

                                                                  March 6, 1998

To the Stockholders of
 A. P. Green Industries, Inc.:

  We are pleased to inform you that on March 3, 1998, A. P. Green Industries, Inc. ("A. P. Green" or the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Global Industrial Technologies, Inc. ("Purchaser") and BGN Acquisition Corp. ("Merger Sub"), a wholly owned subsidiary of Purchaser, pursuant to which Merger Sub has commenced a tender offer (the "Offer") to purchase all of the outstanding shares of common stock, $1.00 par value per share (the "Shares"), of the Company for $22.00 per Share in cash. Under the Merger Agreement, following the Offer, Merger Sub will be merged (the "Merger" and, together with the Offer, the "Transaction") with and into the Company, and all Shares not purchased in the Offer (other than Shares held by Purchaser, Merger Sub or the Company, or Shares held by dissenting stockholders) will be converted into the right to receive $22.00 per Share in cash.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  In connection with the Offer, attached for your information is a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") setting forth information regarding the Offer and the recommendation of the Board of Directors of the Company. As set forth in the Schedule 14D-9, in arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors, including, among other things, the opinion of Credit Suisse First Boston Corporation, the Company's financial advisor, that the Transaction is fair, from a financial point of view, to the stockholders of A. P. Green.

  In addition to the attached Schedule 14D-9 relating to the Offer, Purchaser has also enclosed herewith the Offer to Purchase, dated March 6, 1998, of Merger Sub, together with other related materials, including a Letter of Transmittal to be used for tendering your Shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your Shares. We urge you to read the enclosed materials carefully.

                                          Sincerely,


                                          /s/ Paul F. Hummer II
                                          Paul F. Hummer II
                                          Chairman of the Board,
                                          President and Chief Executive
                                           Officer